As filed with the Securities and Exchange Commission on January 2, 1998 - Registration No. 333-____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                 AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

                  Michigan                              38-0983610
       (State or other jurisdiction of      (I.R.S. Employer Identification No.)
        incorporation or organization)

       168 Louis Campau Promenade, Suite 400, Grand Rapids, Michigan    49503
               (Address of Principal Executive Offices)               (Zip Code)
        1995 Ameriwood Industries Non-Employee Director Stock Option Plan
                            (Full Title of the Plan)
                   Beth A. Clark, 168 Louis Campau Promenade,
                     Suite 400, Grand Rapids, Michigan 49503
                     (Name and address of agent for service)
                          Copies of Communications to:
                                 Joseph B. Levan
                      Varnum, Riddering, Schmidt & Howlett
                      333 Bridge Street, N.W., P.O. Box 352
                        Grand Rapids, Michigan 49501-0352
                                 (616) 336-6000

                         CALCULATION OF REGISTRATION FEE

                                                              Proposed                 Proposed
       Title of                                               Maximum                   Maximum
   Securities to be           Amount to be                 Offering Price              Aggregate                 Amount of
      Registered               Registered                   Per Share(2)            Offering Price           Registration Fee
Common Stock
($1.00 Par Value)         100,000 shares (1)        $4.875                      $487,500                  $143.81
=======================   =======================   ========================   ========================   =======================

(1) Represents the number of shares of Common Stock authorized for issuance under the 1995 Ameriwood Industries Non-Employee Director Stock Option Plan (the "Plan"). This Registration Statement also covers such indeterminable additional number of shares as may be issuable under the Plan by reason of adjustments in the number of shares covered thereby as described in the Prospectus.

(2) For the purpose of computing the registration fee only, the price shown is based upon the price of $4.875 per share, the average of the high and low sales prices for the Common Stock of Ameriwood Industries International Corporation in the NASD National Market System on December 31 , 1997, in accordance with Rule 457(h).


Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I to be contained in the Section 10(a) prospectuses is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (a) The Annual Report on Form 10-K of the Registrant for the year ended December 31, 1996.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

     (c) The description of the Registrant's Common Stock contained in the Registrant's registration statement filed pursuant to Section 12 of the Exchange Act, and is incorporated herein by reference, including any amendments or reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     Directors, officers, or employees of the Company or persons serving at its request as directors, officers, or employees of another corporation or enterprise are entitled to indemnification as provided in the Articles of Incorporation of the Company which provide for indemnification to the fullest extent permitted under the Michigan Business Corporation Act. These provisions are broad enough to permit indemnification of such person for liabilities arising under the Securities Act of 1933. To provide certain officers and directors of the Company with specific contractual assurance that such protections will be available regardless of amendments to the Articles of Incorporation or any changes in the composition of the Company's board or acquisition of the Company, and to induce officers and directors to serve the Company, the Company has entered into Indemnity Agreements with certain officers and directors which agreements also provide for the advancing of expenses to the fullest extent now or hereafter permitted by law. The form of such agreements has already been filed with the Commission as an exhibit to the Company's Form 10-K for 1994.

Item 7. Exemption from Registration Claimed

     Not Applicable.

Item 8. Exhibits

     Reference is made to the Exhibit Index which appears on page S-6. The Company hereby undertakes that it shall submit the Plan and any amendments thereto to the Internal Revenue Service in order to maintain the Plan as qualified plans under Section 401 of the Internal Revenue Code of 1986, as amended, to the extent required.

Item 9. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on the 31st day of December, 1997.

                    AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION


                    By   /s/ Charles R. Foley
                         Charles R. Foley, President and Chief Executive Officer



                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles R. Foley and Marlan R. Smith, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below on December 31, 1997, by the following persons in the capacities indicated.


/s/ Charles R. Foley                             /s/ Neil L. Diver
Charles R. Foley, Director, President            Neil L. Diver, Director
and Chief Executive officer


/s/ Richard Pigott                               /s/ Edwin Wachtel
Richard Pigott, Director                         Edwin Wachtel, Director


/s/ Kevin Coyne                                  /s/ Marlan R. Smith
Kevin Coyne, Director                            Marlan R. Smith, Vice President
                                                 and Cheif Financial Officer

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Ameriwood Industries International Corporation

As independent public accountants we hereby consent to the incorporation by reference of our reports so incorporated by reference and to the reference to our firm included in this registration statement.

                                                        /s/
                                                        COOPER & LYBRAND, L.L.P.




Grand Rapids, Michigan

December 31, 1997

                                  EXHIBIT INDEX

     The following exhibits are filed as a part of the Registration Statement:


Item 4         1995 Ameriwood Industries Non-Employee Director Stock Option Plan

Item 5         Opinion of Varnum, Riddering, Schmidt & Howlett LLP

Item 23(a) Consent of Coopers & Lybrand, L.L.P. - included on page S-5 hereof

Item 23(b)     Consent of Varnum, Riddering,  Schmidt & Howlett LLP -included in
               Exhibit 5

Item 24        Power of Attorney - included on page S-4 hereof

                              AMERIWOOD INDUSTRIES
                  1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


                                    ARTICLE I
                               GENERAL PROVISIONS

1.1 Purpose and Scope. The purpose of this Non-Employee Director Stock Option Plan is to make service on the Board of Directors of the Company more attractive to present and prospective non-employee directors, as the continued services of qualified non-employee directors are considered essential to the Company's sustained progress.

1.2 Definitions. The following words and phrases shall have the following meanings as used in this Plan:

          (a)  "Board" means the Board of Directors of the Company.

          (b) "Company" means Ameriwood Industries International Corporation and any subsidiary corporation or other entity in which Ameriwood Industries International Corporation holds a proprietary interest.

          (c) "Fair Market Value" means the average of the highest bid and lowest asked prices of shares of Stock reported by The Nasdaq Stock Market on the trading date in question, or if prices of shares of Stock are not so reported on that date, then the fair market value of shares of Stock on that date determined by any reasonable method selected by the Board in its sole discretion.

          (d) "Option Price" means the purchase price for Stock payable upon exercise of an option granted under this Plan.

          (e) "Optionee" means a person to whom an option has been granted under this Plan.

          (f) "Non-Employee Director" means a person who is a member of the Board of Directors of the Company, but who is not an employee of the Company.

          (g) "Plan" means this Ameriwood Industries 1995 Non-Employee Director Stock Option Plan.

          (h) "Stock" means the common stock of the Company, par value $1.00 per share.

1.3 Administration. The Plan shall be administered by the Board, and its interpretation and construction of any provision of the Plan shall be final and binding. Each person who is or shall have been a member of the Board shall be defended, indemnified, and held harmless by the Company, to the maximum extent permitted by law, from and against any cost, liability, or expense imposed or incurred in connection with such persons taking or failing to take any action under the Plan.

                                   EXHIBIT 4

1.4 Shares Subject to Plan. The maximum number of shares of Stock subject to options granted under the Plan shall be 100,000 shares, subject to adjustment as provided in Section 3.1 below. The shares of Stock may be authorized but unissued shares or treasury shares. If any outstanding option expires or is terminated for any reason before the end of the term for this Plan, the shares of Stock covered by that option shall be available for options subsequently granted under this Plan.

1.5 Eligibility and Grant of Options. Only Non-Employee Directors shall be eligible to receive options under this Plan. Each newly-elected Non-Employee Director shall be granted an initial option to acquire 5,000 shares of Stock as of the date that director is first elected to office as a director. Non-Employee Directors who are incumbent directors  at  the  time  this  Plan  is  approved  by  the  Company's shareholders, and who continue in office as directors subsequent to that shareholder approval shall be granted initial options to acquire 5,000 shares each of Stock effective as of the date shareholders approve the Plan. Each Non- Employee Director shall also be granted an additional option to acquire 5,000 shares as of each annual anniversary date of shareholder approval of the Plan, except where a newly-elected Non-Employee Director was granted an initial option earlier in the same calendar year.


                                   ARTICLE II
                               OPTIONS AND RIGHTS

2.1 Non-Statutory Stock Options. All options granted under the Plan shall be non-statutory options, not entitled to special tax treatment under
          Section 422 of the Internal Revenue Code of 1986, as amended.

2.2 Terms, Conditions, and Form of Options. Each option granted under this Plan shall be evidenced by a written agreement in such form and containing such terms as the Board shall approve from time to time, which agreements shall comply with and be subject to the following terms and conditions:

          (a) Options Non-Transferable. Each option granted under the Plan shall not be transferable by the Optionee other than by will, or by the laws of descent and distribution, and shall be exercisable only by the Optionee during his lifetime. No option or interest therein may be transferred, assigned, pledged or hypothecated by the Optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

          (b) Period of Option. Options shall terminate upon the expiration of six (6) years from the date upon which such options were granted (subject to prior termination as hereinafter provided).

          (c) Exercise of Options. Options may be exercised, in full or in part, only by giving written notice to the Company, stating the number of shares of Stock with respect to which the option is being exercised, accompanied by payment in full for such shares. Payment may be made, in whole or in part, in cash, in shares of the Stock of the Company already owned by the Optionee, valued at Fair Market Value as of the date of the notice of exercise, or by the surrender of option rights hereunder valued at the difference between the Option Price and Fair Market Value for the underlying Stock; provided, however, that: (i) there shall be no such exercise at any one time as to fewer than one hundred (100) shares, unless fewer than one hundred (100) shares remain to be purchased under the option being exercised; and (ii) options may not be exercised for a period of three (3) years after the date of grant.

          (d) Death of Director. Any option granted an Optionee under the Plan and outstanding on the date of the Optionee's death may be exercised by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will, or in accordance with the laws of descent and distribution.

          (e) Termination of Membership on the Board. If a Non-Employee Director's membership on the Board terminates for any reason, an option held at the date of termination (but only to the extent exercisable at the time of such termination in accordance with
               Section 2.2(c), including options exercisable by reason of the death or disability of the Non-Employee Director or by reason of a change of ownership pursuant to Section 3. 1) may be exercised in whole or in part at any time within one year after the date of such termination (but in no event after the term of the option expires) and shall thereafter automatically terminate. If a Non-Employee Director's membership on the Board terminates during the three-year period beginning on the date of grant of an option for any reason other than the death or disability of the Non-Employee Director or by reason of a change of ownership pursuant to
               Section 3.1, the option shall automatically expire and all rights of such former Non-Employee Director shall terminate.

          (f) Service as a Director. The Optionee shall agree to continue to serve as a director of the Company during the term for which he or she was elected, subject to termination by reason of death, disability, or a change in circumstance not currently anticipated.

2.3 Option Price. The Option Price for an option granted under the Plan shall be the Fair Market Value of the shares of Stock covered by the option on the date of grant.

2.4 Notification of Exercise. Options shall be exercised by written notice directed to the Chief Financial Officer of the Company at the principal executive offices of the Company. Exercise by an Optionee's heir or personal representative shall be accompanied by evidence of his authority to act, in form reasonably satisfactory to the Company.

                                   ARTICLE III
                              ADDITIONAL PROVISIONS

3.1 Effect of Change in Stock Subject to the Plan. The aggregate number of shares of Stock available for options under the Plan, the shares subject to any option, and the exercise price per share shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Stock subsequent to the effective date of the Plan resulting from: (a) a subdivision or consolidation of shares or any other capital adjustment; (b) the payment of a stock dividend; or (c) other increase or decrease in such shares effected without receipt of consideration by the Company. If the Company shall be the surviving corporation in any merger or consolidation, any option shall pertain, apply, and relate to the securities to which a holder of the number of shares of Stock subject to the option would have been entitled after the merger or consolidation. If the Company is acquired by another corporation, or is otherwise merged into or consolidated with another corporation, all options shall become immediately exercisable just prior to the effective date of the merger or consolidation.

3.2 Compliance with Other Laws and Regulations. The Plan, the grant and exercise of options, and the obligation of the Company to sell and deliver shares under options, shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

3.3 Amendments. The Board may discontinue the Plan at any time, and may amend it from time to time, subject to any stockholder or regulatory approval required by law, and to any conditions established by the terms of such amendment; provided that in no event shall the Plan be amended more than once every six (6) months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder, or Rules promulgated by the Securities and Exchange Commission. No amendment, without approval by shareholders, may: (a) increase the total number of shares which may be issued to any individual; (b) increase the total number of shares which may be issued under the Plan; (c) reduce the Option Price for shares which may be purchased pursuant to options under the Plan; (d) extend the period during which options may be granted; or (e) modify the eligibility requirements for participation in the Plan. Other than as expressly permitted under the Plan, no outstanding option may be revoked or altered in a manner unfavorable to the Optionee without the consent of the Optionee.

3.4 Termination and Suspension. The Board, without further approval of the stockholders, may at any time terminate or suspend this Plan. Any such termination or suspension of the Plan shall not affect options already granted and such options shall remain in full force and effect as if this Plan had not been terminated or suspended. No option may be granted while the Plan is suspended or after it is terminated.

          Rights and obligations under any option granted while this Plan is in effect shall not be altered or impaired by suspension or termination of this Plan, except with the consent of the person to whom the option was granted. An option may be terminated by agreement between the Optionee and the Company and, in lieu of the terminated option, a new option may be granted with an exercise price which may be higher or lower than the exercise price of the terminated option.

3.5 No Rights as Shareholder. No Optionee shall have any rights as a shareholder with respect to any share of Stock subject to his option prior to the date of issuance of a certificate evidencing ownership of such Stock, and no adjustment will be made for dividends or other rights for which the record date is prior to the date of the certificate, except as provided in Section 3.1.

3.6 Withholding. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax liability prior to the delivery of any certificate or certificates for such shares.

3.7 Effective Date and Duration. The Plan shall become effective at such time as it is approved by the shareholders of the Company, and it shall continue in effect until the tenth anniversary of the date the Plan was adopted by the Board. Upon approval of the Plan by the shareholders, no further options will be granted under the 1992 Ameriwood Industries Non-Employee Directors' Stock Option Plan. Options granted on or before the termination of the Plan may be exercised according to the terms of the option agreements governing those options and shall continue to be governed by and interpreted consistent with the terms of this Plan.

                                December 31, 1997



Ameriwood Industries International Corporation
168 Louis Campau Promenade, Suite 400
Grand Rapids, MI 49503

     Re: Registration Statement on Form S-8 Relating to the 1995 Ameriwood Industries Non- Employee Director Stock Option Plan

Gentlemen:

     With respect to the Registration Statement on Form S-8 (the "Registration Statement"), filed by Ameriwood Industries International Corporation, a Michigan corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 100,000 shares of the Company's common stock, par value $1.00 per share, for issuance pursuant to the Company's 1995 Non-Employee Director Stock Option Plan (the "Plan"), we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion the 100,000 shares covered by the Registration Statement upon the exercise of stock options, at the prices described in the Registration Statement, but not less than the par value thereof, and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plan and the Registration Statement, will be duly and legally authorized, issued and outstanding and will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

                                   Sincerely,

                     VARNUM, RIDDERING, SCHMIDT & HOWLETTLLP


                             /s/ Terry Moran
                             J. Terry Moran, Partner


                                    EXHIBIT 5